Exhibit 5.1

780 North Water Street Milwaukee, WI 53202-3590 TEL 414-273-3500 Fax 414-273-5198 www.gklaw.com

January 19, 2007

School Specialty, Inc.

W6316 Design Drive

Greenville, Wisconsin 54942

Ladies and Gentlemen:

We have acted as Wisconsin corporate counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission relating to the offer and sale by you of up to 541,851 shares of common stock, $.001 par value (the “Shares”), of School Specialty, Inc., a Wisconsin corporation (the “Company”), issuable pursuant to the Company’s Amended and Restated School Specialty, Inc. 1998 Stock Incentive Plan (the “Plan”).

As counsel to the Company, we are familiar with the Articles of Incorporation and Bylaws of the Company, as amended.  We have also examined, or caused to be examined, such other documents and instruments and have made, or caused to be made, such further investigation as we have deemed necessary or appropriate to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in the manner set forth in the Plan, will be duly authorized and validly issued, fully paid and nonassessable, subject to former Section 180.0622(2)(b) of the Wisconsin Statutes with respect to certain obligations incurred by the Company prior to June 14, 2006.

Former Section 180.0622(2)(b) of the Wisconsin Statutes provided that shareholders of a corporation could be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months’ service in the case of any individual employee.  Certain Wisconsin courts interpreted “par value” to mean the full amount paid by the purchaser of shares upon issuance thereof.  Pursuant to 2005 Wisconsin Act 474, Section 180.0622(2)(b) of the Wisconsin Statutes was repealed effective June 14, 2006 and is not applicable to obligations incurred by the Company on or after such date.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

Godfrey & Kahn, S.C.

Offices in Milwaukee, Madison, Waukesha, Green Bay and Appleton, WI; Washington, DC; and Shanghai, PRC

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